Exhibit 99.2
FOR IMMEDIATE RELEASE
Waste Management Announces Acquisition of Oakleaf

Strategic move expands company’s customer base, service network and its ability to increase volumes
HOUSTON and HARTFORD, Conn. — July 28, 2011 — Waste Management, Inc. (NYSE: WM) announced that today it will close the acquisition of Oakleaf Global Holdings and its primary operations for $425 million, subject to working capital and other adjustments. The combination will provide North American customers with unprecedented access to waste and recycling solutions by pairing the largest network of directly owned hauling, recycling, diversion and disposal assets with the largest managed third-party network.
In 2010, the acquired operations of Oakleaf generated approximately $580 million in revenues. Oakleaf has a North American vendor network of 2,500 preferred haulers, and is the North American leader in outsourced hauling, disposal, waste diversion and recycling services to support customers’ waste and recycling solutions. Oakleaf shares WM’s strategic focus on sustainability and technological innovation, and its substantial base of national accounts customers and service relationships provide a solid growth opportunity for WM.
“Acquiring Oakleaf advances our growth and transformation strategies of knowing more about our customers and how best to serve them, extracting more value from the material that we manage, and optimizing our operations. We substantially increase our national accounts customer base and further enhance our ability to provide comprehensive, best-in-class environmental solutions. In addition, Oakleaf’s vendor hauler network expands our service footprint to new geographies and enhances customers’ one-stop shopping for environmental solutions,” said Waste Management CEO and President David P. Steiner.
“Importantly, Oakleaf’s vendor network expands our partnership with third-party service providers,” Steiner continued. “In many cases we can provide Oakleaf’s vendor haulers with opportunities to maintain and increase their business by utilizing our extensive post-collection network. This will generate significant benefits for WM and for the vendor haulers.
“Customer demand is reshaping our industry and WM is well positioned to capitalize on the changing dynamics as we continue to grow, innovate and expand. Oakleaf enhances our positioning. We are proud of our first-rate services and products that provide environmental solutions to customers, and we look forward to Oakleaf’s vendor haulers delivering those services and products to their customer base. So, we expect this transaction will provide substantial value for our and Oakleaf’s customers, the vendor hauler network and our shareholders,” Steiner added.
Steve Preston, President and CEO of Oakleaf commented: “We are pleased to be joining Waste Management, the undisputed leader in our industry with one of the most respected brands in the nation. WM has world-class products and services and we share WM’s clear
FOR MORE INFORMATION
Waste Management
Web site
www.wm.com
Analysts
Ed Egl
713.265.1656
eegl@wm.com
Media
Lynn Brown
713.394.5093
lynnbrown@wm.com

vision about the future of our industry. Oakleaf brings a waste hauling, waste diversion and recycling vendor network along with a shared focus on customers. I am confident that our customers will benefit from WM’s material recovery strategies that provide customers with multiple options. Our vendor hauler partners will also benefit from the increased array of services that they can offer to their customers — enabling them to grow their businesses further. I look forward to joining the WM team to ensure a smooth transition.”
This acquisition aligns with Waste Management’s financial goals of growing earnings, expanding margins, increasing free cash flow, and increasing returns on invested capital. The company expects a three to six month integration period. The company anticipates certain costs associated with the integration and therefore does not expect the transaction to be accretive to earnings during that time. Subsequent to the transition period, the company expects to generate a minimum of $80 million in EBITDA on an annualized basis.
As previously announced, Waste Management is holding a conference call this morning to discuss its financial results for the quarter ended June 30, 2011 beginning at 9:00 a.m. Central Time. On the call, management may discuss the subject of this press release. The call will be webcast live and may be heard by accessing the WM website at www.wm.com. The call may also be heard by dialing (877) 710-6139 and entering access code 73675301. A replay of the conference call will be available on www.wm.com and by telephone from approximately 1:00 PM (Eastern) Thursday, July 28, 2011 through 5:00 PM (Eastern) on Thursday, August 11, 2011. To access the replay telephonically, please dial 800-642-1687, or from outside of the United States or Canada dial 706-645-9291, and use the replay conference ID number 73675301.
ABOUT WASTE MANAGEMENT
Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is the largest recycler in North America and a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management visit www.wm.com or www.thinkgreen.com.
ABOUT OAKLEAF
Founded in 1995 and headquartered in Connecticut with 650 employees and a nationwide network of 2,500 preferred haulers, Oakleaf provides the first-to-market, asset-light business model with unparalleled technology for some of the largest, most progressive, environmentally minded companies in North America.
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Statements relating to future events and performance are “forward-looking statements” and include statements regarding closing and funding the transaction described herein, as well as statements related to results and impacts from the transaction, such as EBITDA and synergies anticipated integration timeframe, strategic and financial alignment, internalization of volumes and growth opportunities. You should view these statements with caution. These statements are not guarantees of future performance, circumstances or events. They are based on information known to us as of the date the statements are made. All phases of our business are subject to uncertainties, risks and other influences, many of which we do not control. Specifically with respect to the transaction described herein, we face risks that we may be unable to achieve the synergies and savings anticipated, we may be unable to promptly and effectively integrate the merged business, and the transaction may result in unanticipated diversion of management time and company resources. Any of these and other factors, either alone or taken together, could have a material adverse effect on us and could cause actual results to be materially different from those set forth in such forward-looking statement. We assume no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise. Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1A of the Company’s most recent Annual Report on Form 10-K.
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